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                                                                                        Exhibit 12(b)

                            Aon Corporation and Consolidated Subsidiaries
                              Combined With Unconsolidated Subsidiaries
                     Computation of Ratio of Earnings to Combined Fixed Charges
                                    and Preferred Stock Dividends


                                              Nine Months Ended
                                                September 30,          Years Ended December 31,
                                                --------------  --------------------------------------
 (millions except ratios)                        1998    1997    1997   1996    1995    1994    1993
                                                ------- ------  ------ ------- ------  ------ --------
 Income from continuing operations
    before provision for income taxes (1)       $692.3  $344.9  $541.6 $445.6  $458.0  $397.0  $331.6

 Add back fixed charges:

    Interest on indebtedness                      63.5    49.3    69.5   44.7    55.5    46.4    42.3

    Interest on ESOP                               2.0     2.8     3.5    4.3     5.3     5.9     6.5

    Portion of rents representative of
      interest factor                             33.2    44.2    44.3   28.6    21.4    28.7    26.1

                                                ------- ------  ------ ------- ------- ------- -------
         Income as adjusted                     $791.0  $441.2  $658.9 $523.2  $540.2  $478.0  $406.5
                                                ======= ======  ====== ======= ======= ======= =======


 Fixed charges and preferred stock dividends:

    Interest on indebtedness                    $ 63.5  $ 49.3  $ 69.5 $ 44.7  $ 55.5  $ 46.4  $ 42.3

    Preferred stock dividends                     52.3    63.6    82.1   28.7    37.5    48.4    47.5

                                                -------  ------  ------ ------- ------  ------ -------
         Interest and dividends                  115.8   112.9   151.6   73.4    93.0    94.8    89.8

    Interest on ESOP                               2.0     2.8     3.5    4.3     5.3     5.9     6.5

    Portion of rents representative of
       interest factor                            33.2    44.2    44.3   28.6    21.4    28.7    26.1

         Total fixed charges and preferred
                                                ------- ------  ------ ------- -------  ------ -------
             stock dividends                    $151.0  $159.9  $199.4 $106.3  $119.7  $129.4  $122.4
                                                ======= ======  ====== ======= =======  ====== =======

 Ratio of earnings to combined fixed
   charges and preferred stock dividends (2)       5.2     2.8     3.3    4.9     4.5     3.7     3.3
                                                ======= ======  ====== ======= =======  ====== =======

 Ratio of earnings to combined fixed
   charges and preferred stock dividends (3)              3.8     4.2     5.8
                                                        ======  ====== =======


(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $172 million for the nine months ended September 30, 1997 and the year ended December 31, 1997, and $90.5 million for the year ended December 31, 1996.

(2) Included in total fixed charges and preferred stock dividends for the nine months ended September 30, 1998 and 1997 are $49 million and $48 million, respectively, and $64 million for the year ended December 31, 1997 of pretax distributions on the 8.205% mandatorily redeemable preferred capital securities which are classified as "minority interest" on the condensed consolidated statements of operations.

(3) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for nine months ended September 30, 1997 and for the years ended December 31, 1997 and 1996, respectively.

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